CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 filed on or about August 4, 1997 of Ohio Valley Banc Corp. of our report dated February 1, 2001 related to the consolidated statements of condition of Ohio Valley Banc Corp. as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ending December 31, 2000, which report is incorporated by reference in this Form 10-K.

                                        /s/CROWE, CHIZEK AND COMPANY LLP
                                        Crowe, Chizek and Company LLP

Columbus, Ohio
March 29, 2001